Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 on Form S-3 No. 333-239353) of Fulcrum Therapeutics, Inc. for the registration of 4,029,411 shares of its common stock and to the incorporation by reference therein of our report dated March 5, 2020, with respect to the consolidated financial statements of Fulcrum Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ending December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2020